Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-169579

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2010)

STERLING FINANCIAL CORPORATION
63,764,208 Shares of Common Stock
Warrants to Purchase 2,722,541 Shares of Common Stock

RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2010.

December 10, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-34696	91-1572822
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

111 North Wall Street, Spokane, Washington 99201
(Address of principal executive offices) (Zip Code)

(509) 458-3711
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.03	Material Modification to Rights of Security Holders.

On December 8, 2010, Sterling Financial Corporation ("Sterling") entered into an amendment to its Shareholder Rights Plan (the “Rights Plan”) adopted on April 14, 2010, as previously disclosed in a Current Report on Form 8-K filed on April 15, 2010.  The purpose of the Rights Plan is to protect Sterling’s ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income.  Sterling expects that its use of the Tax Benefits in the future would be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes.  In general, an “ownership change” will occur if there is a cumulative change in Sterling’s ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The amendment to the Rights Plan (the “Rights Plan Amendment”) extends the expiration of the Rights Plan until August 26, 2013.  After giving careful consideration to this issue, the board of directors has concluded that the Rights Plan Amendment is in the best interests of Sterling and its shareholders.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan being filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference in its entirety.  A press release issued by Sterling announcing the amendment to the Rights Plan is included as Exhibit 99.1 to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 7, 2010, Sterling held its 2010 Annual Meeting of Shareholders (the "Annual Meeting").  Sterling's shareholders approved each of the six proposals detailed in Sterling's Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on November 4, 2010.

The proposals voted on by the shareholders at the Annual Meeting were as follows:

FIRST: Sterling's shareholders elected nine Directors of Sterling for terms ending in the year 2011, as set forth below:

	For	Percent of Outstanding	Percent of Voted	Withheld	Percent of Outstanding	Percent of Voted

Leslie S. Biller	3,520,953,841	86.28%	97.09%	78,133,191	1.91%	2.15%
Ellen R. M. Boyer	3,520,358,259	86.26%	97.07%	78,728,773	1.93%	2.17%
David A. Coulter	3,520,966,075	86.28%	97.09%	78,120,957	1.91%	2.15%
Robert C. Donegan	3,521,038,179	86.28%	97.09%	78,048,853	1.91%	2.15%
William L. Eisenhart	3,520,482,235	86.27%	97.08%	78,604,797	1.93%	2.17%
Robert H. Hartheimer	3,521,054,124	86.28%	97.09%	78,032,909	1.91%	2.15%
Scott L. Jaeckel.	3,521,052,159	86.28%	97.09%	78,034,873	1.91%	2.15%
Michael F. Reuling	3,520,440,087	86.27%	97.07%	78,646,945	1.93%	2.17%
J. Gregory Seibly	3,520,442,530	86.27%	97.07%	78,644,502	1.93%	2.17%

SECOND:  Sterling's shareholders approved a protective amendment to Sterling’s Restated Articles of Incorporation to restrict certain transfers of stock in order to preserve the tax treatment of Sterling’s net operating losses and certain unrealized tax losses, as set forth below:

	Shares Voted	Percent of Voted	Percent of Outstanding
For	3,524,016,188	97.17%	86.35%
Against	74,940,212	2.07%	1.84%
Abstain	130,632	0.00%	0.00%
Broker Non-Votes	27,470,857	0.76%	0.67%%

THIRD: Sterling's shareholders approved the adoption of Sterling's 2010 Long-Term Incentive Plan, as set forth below:

	Shares Voted	Percent of Voted	Percent of Outstanding
For	3,337,341,498	92.03%	81.78%
Against	261,550,669	7.21%	6.41%
Abstain	194,862	0.01%	0.00%
Broker Non-Votes	27,470,860	0.76%	0.67%

FOURTH: Sterling's shareholders approved an advisory (non-binding) resolution approving Sterling's executive compensation, as set forth below:

	Shares Voted	Percent of Voted	Percent of Outstanding
For	3,519,787,444	97.06%	86.25%
Against	79,057,094	2.18%	1.94%
Abstain	232,490	0.01%	0.01%
Broker Non-Votes	27,480,862	0.76%	0.67%

FIFTH:  Sterling's shareholders ratified the appointment of BDO USA, LLP as the independent registered public accounting firm for Sterling for the fiscal year ending December 31, 2010, and any interim periods, as set forth below:

	Shares Voted	Percent of Voted	Percent of Outstanding
For	3,553,532,266	97.99%	87.08%
Against	72,729,783	2.01%	1.78%
Abstain	295,835	0.01%	0.01%
Broker Non-Votes	0	0.00%	0.00%

SIXTH:  Sterling's shareholders approved the adjournment of the Annual Meeting, if necessary,  to solicit additional proxies in the event there were not sufficient votes at the time of the Annual Meeting to approve any of the proposals, as set forth below:

	Shares Voted	Percent of Voted	Percent of Outstanding
For	3,551,150,824	97.92%	87.02%
Against	75,172,326	2.07%	1.84%
Abstain	234,735	0.01%	0.01%
Broker Non-Votes	0	0.00%	0.00%

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are being filed herewith:

Exhibit No.	Description of Exhibit

4.1	First Amendment to the Shareholder Rights Plan, dated as of December 8, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent.

99.1	Press Release text of Sterling Financial Corporation.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)

December 9, 2010	By:	/s/ Daniel G. Byrne
Date		Daniel G. Byrne
Executive Vice President, Assistant Secretary, and
Principal Financial Officer

Exhibit 4.1

FIRST AMENDED AND RESTATED

SHAREHOLDER RIGHTS PLAN

dated as of

December 8, 2010

between

STERLING FINANCIAL CORPORATION,

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Rights Agent

Exhibit A   Form of Certificate of Designation of Preferred Stock
Exhibit B   Summary of Terms
Exhibit C   Form of Right Certificate

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SHAREHOLDER RIGHTS PLAN

RIGHTS PLAN (this “Rights Plan”) dated as of December 8, 2010, between Sterling Financial Corporation, a Washington corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, (a) the Company and certain Subsidiaries have generated certain Tax Benefits (as defined below) for U.S. federal income tax purposes; (b) the Company desires to avoid certain types of ownership shifts that could cause an “ownership change” within the meaning of Section 382 (as defined below), and thereby preserve the Company’s ability to utilize such Tax Benefits, and (c) in furtherance of such objective, the Company desires to enter into this Rights Plan;

WHEREAS, on March 25, 2010, the Board of Directors of the Company (i) authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock (as defined below) outstanding at the close of business (as defined below) on April 15, 2010 (the “Record Date”) and authorized the issuance, upon the terms and subject to the conditions of the Shareholder Rights Plan (the “Original Rights Plan”), dated as of April 14, 2010, between the Rights Agent and the Company, of one Right (subject to adjustment) in respect of each share of Common Stock issued after the Record Date; and (ii) authorized the issuance, upon the terms and subject to the conditions herein, of a number of Rights (subject to adjustment) equal to the Convertible Preferred Multiplier (as defined below) for each share of Convertible Preferred Stock (as defined below) in respect of each share of Convertible Preferred Stock issued after the Record Date; each Right representing the right to purchase, upon the terms and subject to the conditions herein, one one-millionth (subject to adjustment) of a share of Preferred Stock (as defined below);

WHEREAS, the Company and the Rights Agent wish to amend and restate the Original Rights Plan, and on December 8, 2010, the Board of Directors of the Company authorized the Company to enter into this First Amended and Restated Rights Plan;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Definitions.  The following terms, as used herein, have the following meanings:

“Acquiring Person” means any Threshold Holder except:

(i)  the U.S. Government;

(ii)  any Exempt Person;

(iii)  any Existing Holder unless such Existing Holder’s percentage Beneficial Ownership of Company Securities shall be increased by more than a De Minimis Amount on or after the Record Date, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (B) any anti-dilution or similar adjustment in accordance with the terms of any Company Securities or (C) any redemption of Company Securities by the Company;

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(iv)  any Person who or which would qualify as a Threshold Holder as a result of a redemption of Company Securities by the Company, unless and until such Person’s percentage Beneficial Ownership of Company Securities shall be increased by more than a De Minimis Amount on or after the date of such redemption, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (B) any anti-dilution or similar adjustment in accordance with the terms of any Company Securities; or (C) any redemption of Company Securities by the Company;

(v)  any Strategic Investor unless such Strategic Investor’s percentage Beneficial Ownership of Company Securities shall be increased by more than a De Minimis Amount (excluding for the purpose of calculating such increase any Beneficial Ownership of Company Securities resulting from the exercise of a warrant purchased by a Strategic Investor from the Company pursuant to an investment agreement) on or after the date such Person becomes a Strategic Investor, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (B) any anti-dilution or similar adjustment in accordance with the terms of any Company Securities or (C) any redemption of Company Securities by the Company;

(vi)  any Person who or which the Board determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such Person (or its Associate) promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Company Securities so that such Person is no longer a Threshold Holder;

(vii)  any Person that has become a Threshold Holder if the Board in good faith determines that the attainment of such status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; provided that such Person’s percentage of Beneficial Ownership of Company Securities is not increased by more than a De Minimis Amount following such determination by the Board, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (B) any anti-dilution or similar adjustment in accordance with the terms of any Company Securities or (C) any redemption of Company Securities by the Company;

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(viii)  any Person if, on the date that would have been (absent this clause (viii) of the definition of “Acquiring Person”) a Stock Acquisition Date with respect to such Person, (A) such Person does not Beneficially Own any Company Securities, (B) the Company does not have actual knowledge that such Person owns 5% or more of Company Securities outstanding and (C) Section 6(e) would not at such time cause any Rights Beneficially Owned by any direct or indirect transferee of such Person (or one of its Associates) to become null and void; and

(ix)  any Person that Beneficially Owns at least a majority of the Common Stock following consummation of a Qualified Offer.

“Associate” means, with respect to any Person, any other Person whose Company Securities are aggregated with the securities actually or constructively owned by the first Person pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder.

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own,” and shall have “Beneficial Ownership” of, any Company Securities or any Rights, as applicable; (i) which such Person directly owns or (ii) which such Person would be deemed to own constructively pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including as a result of the deemed exercise of an “option” pursuant to Treasury Regulation Section 1.382-4(d) and including, without duplication, Company Securities or Rights, as applicable, owned by any Associate of such Person); provided that a Person shall not be treated as “Beneficially Owning” Company Securities pursuant to clause (i) above to the extent that such Person (1) does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Company Securities and (2) properly completes and timely files a Schedule 13D or Schedule 13G under the Exchange Act (or any similar or successor report), indicating that it does not have such right or power.  The percentage Beneficial Ownership of Participating Securities of any Person shall be equal to (A) the sum of (x) the number of shares of Common Stock Beneficially Owned by such Person and (y) the product of (1) the number of shares of Convertible Preferred Stock Beneficially Owned by such Person and (2) the Convertible Preferred Multiplier divided by (B) the sum of (x) the number of shares of Common Stock then outstanding and (y) the product of (1) the number of shares of Convertible Preferred Stock then outstanding and (2) the Convertible Preferred Multiplier.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Washington are authorized or obligated by law or executive order to close.

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A “Class” of Company Securities is a group of Company Securities that has substantially identical terms, including substantially identical rights to distributions.

“close of business” on any given date means 5:00 p.m., New York City time, on such date; provided that if such date is not a Business Day “close of business” means 5:00 p.m., New York City time, on the next succeeding Business Day.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Company Securities” means (i) shares of Common Stock, (ii) shares of preferred stock (other than Straight Preferred Stock) of the Company and (iii) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Convertible Preferred Multiplier” means, with respect to any Class of Convertible Preferred Stock on any relevant date, an amount equal to the number of shares of Common Stock into which each share of such Convertible Preferred Stock is convertible or exchangeable on such date.

“Convertible Preferred Stock” means any Class of preferred stock of the Company or any Subsidiary that is convertible or exchangeable, directly or indirectly, into Common Stock.

“De Minimis Amount” means 0.10%.

“Distribution Date” means the earlier of (i) the close of business on the tenth Business Day after a Stock Acquisition Date and (ii) the close of business on the tenth Business Day (or such later day as may be designated prior to a Stock Acquisition Date by the Board) after the date of the commencement of a tender or exchange offer by any Person if, upon consummation thereof, such Person would or could be an Acquiring Person; provided, however, that if either of such dates occurs after the date of this Rights Plan and on or prior to the Record Date, then the Distribution Date shall be the Record Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, unless otherwise expressly specified.

“Exempt Person” means the Company, any Subsidiary (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary, or any entity or trustee holding Company Securities to the extent organized, appointed or established by the Company or any Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement.

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“Existing Holder” means any Beneficial Owner of 5% or more of Common Stock immediately prior to the Record Date.

“Expiration Date” means the earliest of (i) the Final Expiration Date, (ii) the time at which all Rights are redeemed as provided in Section 19 or exchanged as provided in Section 20, (iii) the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, and (iv) a date prior to a Stock Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Rights Plan are no longer in the best interests of the Company and its shareholders.

“Final Expiration Date” means August 27, 2013; provided that if a Stock Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date.

“Participating Securities” means the Common Stock and the Convertible Preferred Stock.

“Person” means any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Preferred Stock” means the Participating Cumulative Preferred Stock, $1.00 par value per share, of the Company, having the terms set forth in the form of certificate of designation attached hereto as Exhibit A.

“Purchase Price” means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one one-millionth of a share of Preferred Stock (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $3.50.

“Qualified Offer” shall mean an offer determined by a majority of the Board to have each of the following characteristics with respect to the Common Stock:

(i)  a tender or exchange offer for all of the outstanding shares of Common Stock at the same per-share consideration;

(ii)  an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

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(iii)  an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(iv)  an offer pursuant to which the Person making such offer has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same form and amount of consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any.

“Section 382” means Section 382 of the Code, or any comparable successor provision.

“Securities Act” means the Securities Act of 1933, as amended, unless otherwise expressly specified.

“Stock Acquisition Date” means the date of the first public announcement (including the filing of a report on Schedule 13D or Schedule 13G under the Exchange Act (or any similar or successor report)) by the Company or an Acquiring Person (or an Associate thereof) indicating that an Acquiring Person has become such.

“Straight Preferred Stock” means preferred stock that is not treated as stock pursuant to Treasury Regulation Section 1.382-2(a)(3).  For the avoidance of doubt, the Series A Fixed Rate Cumulative Perpetual Preferred Stock of the Company shall be treated as “Straight Preferred Stock” for purposes of this Rights Plan.

“Strategic Investor” means any Beneficial Owner of Company Securities that:

(i)  is identified as a Strategic Investor in an investment agreement between such Beneficial Owner and the Company;

(ii)  with the consent of the Board on such basis and with such conditions as the Board in its sole discretion may establish, becomes a Threshold Holder in connection with the sale of Company Securities by the Company, which such sale yields aggregate gross proceeds of not less than $600 million, whether effected pursuant to an effective registration statement under the Securities Act, Rule 144A promulgated under the Securities Act, or otherwise; or

(iii)  (A) becomes a Beneficial Owner of Company Securities by reason of acquiring Company Securities from a Person (or an Associate of such Person) described in clause (i) or (ii) and (B) did not Beneficially Own any Company Securities immediately prior to such transfer.

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“Subsidiary” means any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any Subsidiary.

“Threshold Holder” means any Person that is or becomes a Beneficial Owner of 5% or more of (i) Participating Securities then outstanding (including, without duplication, Participating Securities owned by any Associate of such Person) or (ii) any Class of Company Securities (other than Participating Securities).

“Trading Day” means a day on which the principal national securities exchange or over-the-counter market on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or over-the-counter market, a Business Day.

“Treasury Regulation” means any final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States or any instrumentality or agency thereof.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Company	Preamble
Exchange Ratio	20
Ownership Statement	3(a)
Record Date	Recitals
Redemption Price	Section 19
Right	Recitals
Rights Agent	Preamble
Right Certificate	Section 4
Trust	20
Trust Agreement	20

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SECTION 2.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Rights Plan shall refer to this Rights Plan as a whole and not to any particular provision of this Rights Plan.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Rights Plan unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Rights Plan as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Rights Plan.  Any singular term in this Rights Plan shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Rights Plan, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to any statute, rules or regulations shall be deemed to refer to such statute, rules or regulations as amended from time to time and to any successors thereto.

SECTION 3.  Issuance of Rights and Right Certificates. (a)  As soon as practicable after the date hereof, the Company will send a summary of the Rights substantially in the form of Exhibit B hereto, by first class mail, postage prepaid, to each record holder of Participating Securities as of the close of business on the date hereof.  Certificates for the Participating Securities, or current ownership statements issued with respect to uncertificated Participating Securities in lieu of such a certificate (an “Ownership Statement”) (which Ownership Statements shall be deemed to be Right Certificates), issued after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date shall have printed or written on or otherwise affixed to them the following legend:

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This statement also evidences certain Rights as set forth in a Rights Plan between Sterling Financial Corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of April 14, 2010, and as amended from time to time (the “Rights Plan”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company.  The Company will mail to the holder of this statement a copy of the Rights Plan without charge promptly after receipt of a written request therefor.  Under certain circumstances, as set forth in the Rights Plan, such Rights may be evidenced by separate certificates instead of by this statement and may be redeemed or exchanged or may expire.  As set forth in the Rights Plan, Rights issued or transferred to, or Beneficially Owned by, any Person who is, was or becomes an Acquiring Person (as such terms are defined in the Rights Plan), whether currently Beneficially Owned by or on behalf of such Person or by any subsequent holder, may be null and void.  Rights are also subject to additional restrictions on transfer as set forth in the Rights Plan.

(b)  Prior to a Distribution Date, (i) the Rights will be evidenced by certificates for the Participating Securities or Ownership Statements and not by separate Right Certificates (as hereinafter defined) and the registered holders of the Participating Securities shall be deemed to be the registered holders of the associated Rights, and (ii) the Rights will be transferable only in connection with the transfer of the underlying Participating Securities.

(c)  From and after a Distribution Date, the Rights will be evidenced solely by separate Right Certificates and will be transferable only in connection with the transfer of the Right Certificates pursuant to Section 5.  As soon as practicable after the Company has notified the Rights Agent of the occurrence of a Distribution Date, the Rights Agent will send, by first class, insured, postage prepaid mail, to each record holder of Participating Securities as of the close of business on the Distribution Date (other than any Acquiring Person), one or more Right Certificates evidencing (i) in the case of Common Stock, one Right (subject to adjustment as provided herein) for each share of Common Stock so held and (ii) in the case of Convertible Preferred Stock, a number of Rights equal to the applicable Convertible Preferred Multiplier (subject to adjustment as provided herein) for each share of Convertible Preferred Stock so held.  If an adjustment in the number of Rights per Participating Security has been made pursuant to Section 9, the Company shall, at the time of distribution of the Right Certificates, make the necessary and appropriate rounding adjustments in accordance with Section 11(a) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.

(d)  Rights shall be issued in respect of all shares of Participating Securities outstanding as of the Record Date or issued (on original issuance or out of treasury) after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date.  In addition, in connection with the issuance or sale of shares of Participating Securities following a Distribution Date and prior to the Expiration Date, the Company may, with respect to shares of Participating Securities so issued or sold (i) pursuant to the exercise of stock options or under any employee plan or arrangement or (ii) upon the exercise, conversion, settlement or exchange of other securities issued by the Company prior to the Distribution Date, and (iii) in any other case, if deemed appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided that no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise be made in lieu of the issuance thereof.

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SECTION 4.  Form of Right Certificates.  (a) The certificates evidencing the Rights (and the forms of assignment, election to purchase and certificates to be printed on the reverse thereof) (the “Right Certificates”) shall be substantially in the form of Exhibit C hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Plan, or as may be required to comply with any applicable law, rule or regulation or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage.  The Right Certificates, whenever distributed, shall be dated as of the Record Date.

(b)  The Right Certificates shall be executed on behalf of the Company by its Chief Executive Officer, its Chairman of the Board, Chief Operating Officer or any Executive Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or any Assistant Secretary of the Company, either manually or by facsimile signature.  The Right Certificates shall be countersigned, either manually or by facsimile signature, by the Rights Agent and shall not be valid for any purpose unless so countersigned.  In case any officer of the Company whose manual or facsimile signature is affixed to the Right Certificates ceases to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may, nevertheless, be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed such Right Certificates had not ceased to be such officer of the Company.  Any Right Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Plan any such Person was not such an officer.

(c)  Notwithstanding any of the provisions of this Rights Plan or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board to reflect any adjustment or change in the Purchase Price and/or the number or kind of shares of stock issuable upon exercise of the Rights made in accordance with the provisions of this Rights Plan.

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SECTION 5.  Registration; Transfer and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.  (a) Following a Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the place for surrender of Right Certificates upon exercise, transfer or exchange, books for registration and transfer of the Right Certificates.  Such books shall show with respect to each Right Certificate the name and address of the registered holder thereof, the number of Rights indicated on the Right Certificate and the certificate number.

(b)  At any time after a Distribution Date and prior to the Expiration Date, any Right Certificate or Certificates may, upon the terms and subject to the conditions set forth in this Rights Plan, be transferred or exchanged for another Right Certificate or Certificates evidencing a like number of Rights as the Right Certificate or Certificates surrendered.  Any registered holder desiring to transfer or exchange any Right Certificate or Certificates shall surrender such Right Certificate or Certificates (with, in the case of a transfer, the form of assignment and certificate on the reverse side thereof duly executed) to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose.  Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Certificates until the registered holder of the Rights has complied with the requirements of Section 6(f).  Upon satisfaction of the foregoing requirements, the Rights Agent shall, subject to Sections 6(e), 6(f), 8(e), 11, 12 and 20, countersign and deliver to the Person entitled thereto a Right Certificate or Certificates as so requested.  The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any transfer or exchange of any Right Certificate or Certificates.

(c)  Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will issue and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

SECTION 6.  Exercise of Rights.  (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including Sections 6(e), 6(f) 8(b), 12 and 20) in whole or in part at any time after a Distribution Date and prior to the Expiration Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment (in lawful money of the United States of America by certified check or bank draft payable in immediately available or next day funds to the order of the Company) of the aggregate Purchase Price with respect to the Rights then to be exercised and an amount equal to any applicable transfer tax or other governmental charge.

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(b)  Upon satisfaction of the requirements of Section 6(a) and subject to Section 17(k), the Rights Agent shall thereupon promptly (i)(A) requisition from any transfer agent of the Preferred Stock (or make available, if the Rights Agent is the transfer agent therefor) certificates for the total number of one one-millionths of a share of Preferred Stock to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests) or (B) if the Company shall have elected to deposit the shares of Preferred Stock issuable upon exercise of the Rights with a depositary agent, requisition from the depositary agent depositary receipts representing interests in such number of one one-millionths of a share of Preferred Stock to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent and the Company will direct the depositary agent to comply with such request), (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of issuance of fractional shares in accordance with Section 11 and (iii) after receipt of such certificates or depositary receipts and cash (if any), cause the same to be delivered to or upon the order of the registered holder of such Right Certificate (with such certificates or receipts registered in such name or names as may be designated by such holder).  If the Company is obligated to deliver Common Stock or other securities or assets pursuant to this Rights Plan, the Company will make all arrangements necessary so that such securities and assets are available for delivery by the Rights Agent, if and when appropriate.

(c)  Each Person (other than the Company) in whose name any certificate for Preferred Stock is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such Preferred Stock represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes or other governmental charges) was made; provided that if the date of such surrender and payment is a date upon which the transfer books of the Company relating to the Preferred Stock are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock transfer books of the Company are open.  Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Rights shall be exercisable, including the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company except as provided herein.

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(d)  In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing the number of Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 11.

(e)  Notwithstanding anything in this Rights Plan to the contrary, any Rights Beneficially Owned by (i) an Acquiring Person from and after the date on which the Acquiring Person becomes such or (ii) a transferee of Rights Beneficially Owned by an Acquiring Person who (A) becomes a transferee after the public announcement relating to a Stock Acquisition Date with respect to an Acquiring Person who was identified on the Stock Acquisition Date or (B) becomes a transferee with respect to an Acquiring Person (or an Associate thereof) and receives such Rights (I) with actual knowledge that the transferor is or was an Acquiring Person (or an Associate of an Acquiring Person) or (II) pursuant to either (x) a transfer (whether or not for consideration) from the Acquiring Person (or an Associate thereof) to holders of equity interests in such Acquiring Person (or in such Associate thereof) or to any Person with whom the Acquiring Person (or an Associate thereof) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (y) a transfer which the Board determines in good faith is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 6(e), shall become null and void without any further action, and no holder of such Rights (other than a transferee not of a type described in clause (ii)) shall have any rights whatsoever with respect to such Rights, whether under this Rights Plan or otherwise.  The Company shall use all reasonable efforts to ensure that the provisions of this Section 6(e) are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any transferee of an Acquiring Person hereunder.

(f)  Notwithstanding anything in this Rights Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to any purported transfer pursuant to Section 5 or exercise pursuant to this Section 6 unless the registered holder of the applicable Rights (i) shall have completed and signed the certificate contained in the form of assignment or election to purchase, as the case may be, set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, as the case may be, (ii) shall not have indicated an affirmative response to clause 1 or 2 thereof, (iii) shall be in compliance with Section 12 and (iv) shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof as the Company shall reasonably request.

(g)  The Company hereby waives application of each standstill or other similar provision relating to Company Securities by which a registered holder of Rights is bound as of the date of this Rights Plan to the extent necessary to permit such registered holder to exercise such Rights in accordance with this Rights Plan.

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SECTION 7.  Cancellation and Destruction of Right Certificates.  All Right Certificates surrendered for exercise, transfer or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Plan.  The Company shall deliver to the Rights Agent for cancellation, and the Rights Agent shall cancel, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof.  The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

SECTION 8.  Reservation and Availability of Capital Stock.  (a) The Company covenants and agrees that it will cause to be reserved and kept available a number of authorized but not outstanding shares of Preferred Stock sufficient to permit the exercise in full of all outstanding Rights as provided in this Rights Plan.

(b)  So long as the Preferred Stock issuable upon the exercise of Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all securities reserved for such issuance to be listed on any such exchange upon official notice of issuance upon such exercise.

(c)  The Company shall (i) file, as soon as practicable following the earliest date after a Stock Acquisition Date and determination of the consideration to be delivered by the Company upon exercise of the Rights in accordance with Section 9(a)(ii), or as soon as is required by law following a Distribution Date, as the case may be, a registration statement under the Securities Act with respect to the securities issuable upon exercise of the Rights, (ii) cause such registration statement to become effective as soon as practicable after such filing and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities and (B) the Expiration Date.  The Company shall also take such action as may be appropriate to ensure compliance with the securities or blue sky laws of the various states in connection with the exercisability of the Rights.  The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in Section 8(c)(i), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective.  Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement when the suspension is no longer in effect.  Notwithstanding anything contained in this Rights Plan to the contrary, the Rights shall not be exercisable for securities in any jurisdiction if the requisite qualification in such jurisdiction has not been obtained, such exercise is not permitted under applicable law or a registration statement in respect of such securities has not been declared effective.

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(d)  The Company shall take all such action as may be necessary to ensure that all one one-millionths of a share of Preferred Stock issuable upon exercise of Rights shall, at the time of delivery of the certificates for such securities (subject to payment of the Purchase Price), be duly authorized, validly issued, fully paid and nonassessable.

(e)  The Company shall pay when due and payable any and all federal and state transfer taxes and other governmental charges that may be payable in respect of the issuance or delivery of the Right Certificates and of any certificates for Preferred Stock upon the exercise of Rights.  The Company shall not, however, be required to pay any transfer tax or other governmental charge that may be payable in respect of any transfer involved in the issuance or delivery of any Right Certificates or any certificates for Preferred Stock to a Person other than the registered holder of the applicable Right Certificate and prior to any such issuance or delivery of any Right Certificates or any certificates for Preferred Stock, any such transfer tax or other governmental charge shall have been paid by the holder of such Right Certificate or it shall have been established to the Company’s satisfaction that no such tax or other governmental charge is due.

SECTION 9.  Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights.  (a) (i) To preserve the actual or potential economic value of the Rights, if at any time after the Record Date there shall be any change in the Common Stock or Convertible Preferred Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock or Convertible Preferred Stock, as the case may be (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then, in each such event the Board shall make such appropriate adjustments in the number of shares of Preferred Stock (or the number and kind of other securities) issuable upon exercise of each Right (or in exchange for any Right pursuant to Section 20), the Purchase Price and Redemption Price in effect at such time and/or the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Participating Security) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event.  If an event occurs that requires an adjustment under both this Section 9(a)(i) and Section 9(a)(ii), the adjustment provided for in this Section 9(a)(i) shall be made prior to, and in addition to, any adjustment required pursuant to Section 9(a)(ii).

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(ii)  In the event that any Person becomes an Acquiring Person at any time after the date of this Rights Plan, each holder of a Right shall (except as otherwise provided herein, including Section 6(e)) be entitled to receive upon exercise thereof (in accordance with the provisions of Section 6) at the then current Purchase Price such number of one-millionths of a share of Preferred Stock equal to the result obtained by dividing

(x)           the product obtained by multiplying the then current Purchase Price by the number of one-millionths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of such event (such product being from such time on the “Purchase Price” for each Right and for all purposes of this Rights Plan) by

(y)           50% of the current market price per share of Common Stock (determined pursuant to Section 9(b)(i)) on the date of the occurrence of such event.

(b)  (i) For purposes of computations hereunder other than computations made pursuant to Section 11, the “current market price” per share of Common Stock on any date shall be the average of the daily closing prices per share of such Common Stock at the close of the regular session of trading for the 30 Trading Days immediately prior to such date; and for purposes of computations made pursuant to Section 11, the “current market price” per share of Common Stock for any Trading Day shall be the closing price per share of Common Stock at the close of the regular session of trading for such Trading Day; provided that if the current market price per share of the Common Stock is determined during a period that is in whole or in part following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock, securities exercisable for or convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the ex-dividend date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be properly adjusted to take into account ex-dividend trading.  The closing price for each day shall be the last sale price, regular way, at the close of the regular session of trading or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system at the close of the regular session of trading with respect to securities listed or admitted to trading on the NASDAQ Stock Market or, if the shares of Common Stock are not listed or admitted to trading on the NASDAQ Stock Market, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board.  If on any such date, no market maker is making a market in the Common Stock or the Common Stock is not publicly held or not so listed or traded, the “current market value” of such shares on such date shall be as determined in good faith by the Board (or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board) which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

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(ii)  For the purpose of any computation hereunder, the “current market price” per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in Section 9(b)(i) (other than the last sentence thereof).  If the current market price per share of Preferred Stock cannot be determined in such manner, the “current market price” per share of Preferred Stock shall be conclusively deemed to be an amount equal to 1,000,000 (as such number may be appropriately adjusted for such events as stock splits, reverse stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Rights Plan) multiplied by the current market price per share of Common Stock (as determined pursuant to Section 9(b)(i)).  For all purposes of this Rights Plan, the “current market price” of one one-millionth of a share of Preferred Stock shall be equal to the “current market price” of one share of Preferred Stock divided by 1,000,000.

(iii)  For the purpose of any computation hereunder, the value of any securities or assets other than Common Stock or Preferred Stock shall be the fair value as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(c)  Notwithstanding any provision of this Rights Plan to the contrary, no adjustment of any item described in Section 9(a)(i) (e.g., the Purchase Price, the Redemption Price, the number of shares of Preferred Stock issuable upon exercise of the Rights, etc.) shall be required unless such adjustment would require an increase or decrease of at least 1% in the relevant item; provided that any adjustments which by reason of this Section 9(b)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 9 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or other securities or one ten-billionth of a share of Preferred Stock, as the case may be.

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(d)  All Rights originally issued by the Company subsequent to any adjustment made hereunder shall evidence the right to purchase, at the Purchase Price then in effect, the then applicable number of one-millionths of a share of Preferred Stock and other capital stock issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(e)  Irrespective of any adjustment or change in the Purchase Price or the number of one-millionths of a share of Preferred Stock issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-millionth of a share and the number of shares which were expressed in the initial Right Certificates issued hereunder.

(f)  In any case in which this Section 9 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one-millionths of a share of Preferred Stock or other capital stock, if any, issuable upon such exercise over and above the number of one-millionths of a share of Preferred Stock or other capital stock, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(g)  Anything in this Section 9 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 9, as and to the extent that it, in its sole discretion, determines to be advisable so that any consolidation or subdivision of the Convertible Preferred Stock or Common Stock, issuance wholly for cash of any Convertible Preferred Stock or Common Stock at less than the current market price, issuance wholly for cash of any Convertible Preferred Stock, Common Stock or securities which by their terms are convertible into or exercisable for Convertible Preferred Stock or Common Stock, stock dividends or issuance of rights, options or warrants referred to in this Section 9 hereafter made by the Company to the holders of its Convertible Preferred Stock or Common Stock shall not be taxable to such shareholders.

(h)  The Company agrees that after a Distribution Date, it will not, except as permitted by Sections 20 or 23, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

SECTION 10.  Certificate of Adjusted Purchase Price or Number of Shares.  Whenever an adjustment is made as provided in Section 9, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock and the Common Stock a copy of such certificate and (iii) mail a brief summary thereof to each holder of a Right Certificate (or, if prior to a Distribution Date, to each holder of a certificate representing shares of Common Stock or an Ownership Statement in respect thereof) in the manner set forth in Section 22.  The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

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SECTION 11 .  Fractional Rights and Fractional Shares. (a) The Company is not required to issue fractions of Rights or to distribute Right Certificates that evidence fractional Rights.  In lieu of any such fractional Rights, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market price of a whole Right.  For purposes of this Section 11(a), the current market price of a whole Right shall be the closing price of a Right at the close of the regular session of trading for the Trading Day immediately prior to the date on which such fractional Rights would otherwise have been issuable.  The closing price of a Right for any day shall be determined in the manner set forth for the Common Stock in Section 9(b)(i).

(b)  The Company is not required to issue fractions of shares of Preferred Stock (other than fractions that are multiples of one one-millionth of a share of Preferred Stock) or to distribute certificates that evidence fractional shares of Preferred Stock (other than fractions that are multiples of one one-millionth of a share of Preferred Stock) upon exercise of the Rights or upon exchange of the Rights pursuant to Section 20(a).  In lieu of any such fractional shares of Preferred Stock, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market price of one one-millionth of a share of Preferred Stock.  For purposes of this Section 11(b), the current market price of one one-millionth of a share of Preferred Stock shall be one one-millionth of the closing price of a share of Preferred Stock (as determined pursuant to Section 9(b)(ii)) for the Trading Day immediately prior to the date of such exercise.

(c)  Upon any exchange pursuant to Section 20(c), the Company is not required to issue fractions of shares of Common Stock or to distribute certificates that evidence fractional shares of Common Stock.  In lieu of fractional shares of Common Stock, the Company shall pay to the registered holders of Right Certificates at the time of the exchange as herein provided an amount in cash equal to the same fraction of the current market price of one share of Common Stock.  For purposes of this Section 11(c), the current market price of a share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to Section 9(b)(i)) for the Trading Day immediately prior to the date of such exchange.

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(d)  Each holder of a Right, by his acceptance of the Right, expressly waives his right to receive any fractional Rights or any fractional shares upon exercise or exchange of a Right except as permitted by this Section 11.

SECTION 12.  Certain Legal and Regulatory Matters.  Notwithstanding anything in this Rights Plan to the contrary, (a) no registered holder of Rights may exercise, and such Rights shall not be exercisable so long as they are held by such holder, such Rights to the extent that such exercise would contravene any applicable law or regulation or require any filing with, notice to or action by or in respect of any governmental or regulatory authority, including the Board of Governors of the Federal Reserve System, unless and until such filing, notice or action has been made, taken or obtained and (b) no Rights may be transferred unless such transfer complies with all applicable laws and regulations (including with respect to the identity of the proposed transferee, the manner of transfer and any required filing with, notice to or action by or in respect of any governmental or regulatory authority).

SECTION 13.  Agreement of Right Holders.  Each holder of a Right, by his acceptance of the Right, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a)  prior to a Distribution Date, the Rights will be evidenced by and transferable only in connection with the transfer of Participating Securities;

(b)  after a Distribution Date, the Rights will be evidenced by Right Certificates and transferable only on the registry books of the Rights Agent pursuant to Section 5 and in compliance with this Rights Plan (including Sections 6(e) and 12);

(c)  subject to Sections 5 and 6, the Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to a Distribution Date, a certificate representing Participating Securities or an Ownership Statement) is registered as the absolute owner of such certificate and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the certificate representing Participating Securities or Ownership Statement made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 6(e), shall be affected by any notice to the contrary; and

(d)  notwithstanding anything in this Rights Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Plan by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

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SECTION 14.  Right Certificate Holder Not Deemed a Shareholder.  No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of such Right Certificate any of the rights of a shareholder of the Company (including any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting shareholders (except as provided in Section 21), or to receive dividends or subscription rights, or otherwise until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

SECTION 15.  Appointment of Rights Agent.  (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment.  The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable.  If the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agents shall be as the Company shall determine.

(b)  The Company shall pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the execution or administration of this Rights Plan and the exercise and performance of its duties hereunder.  The Company also shall indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the administration of this Rights Plan or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability arising therefrom.

SECTION 16.  Merger or Consolidation or Change of Name of Rights Agent.  (a) Any corporation into or with which the Rights Agent or any successor Rights Agent may be merged, consolidated or combined, any corporation resulting from any merger, consolidation or combination to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Plan without the execution or filing of any paper or any further act on the part of any party hereto; provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 18.  If at the time such successor Rights Agent succeeds to the agency created by this Rights Plan any of the Right Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Right Certificates so countersigned; and if at that time any of the Right Certificates have not been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Plan.

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(b)  If at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and if at that time any of the Right Certificates have not been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Plan.

SECTION 17.  Duties of the Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Rights Plan upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a)  The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)  Whenever in the performance of its duties under this Rights Plan the Rights Agent deems it necessary that any fact or matter (including the identity of any “Acquiring Person” and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, the Chairman of the Board, the Chief Operating Officer or any Executive Vice President, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Rights Plan in reliance upon such certificate.

(c)  The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

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(d)  The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Plan or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)  The Rights Agent shall not be responsible (i) in respect of the validity of this Rights Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof), (ii) for any breach by the Company of any covenant or condition contained in this Rights Plan or in any Right Certificate, (iii) for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 6(e)) or (iv) for any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided herein or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment).  The Rights Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or other securities to be issued pursuant to this Rights Plan or any Right Certificate or as to whether any shares of Preferred Stock or other securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f)  The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Plan.

(g)  The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the Chairman of the Board, the Chief Operating Officer or any Executive Vice President, or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer.

(h)  The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Plan.  Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i)  The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or to any holders of Rights resulting from any such act, default, neglect or misconduct; provided that reasonable care was exercised in the selection and continued employment thereof.

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(j)  No provision of this Rights Plan shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)  If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the cases may be, has either not been completed or indicates an affirmative response to clause 1 or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(l)  The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with the administration of this Rights Plan or the exercise or performance of its duties hereunder in reliance upon any Right Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

SECTION 18.  Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Plan upon 30 days’ notice to the Company and to each transfer agent of the Common Stock and Preferred Stock.  The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and, after a Distribution Date, to the holders of the Right Certificates.  If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent.  If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized, in good standing and doing business under the laws of the United States or of any state of the United States, authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a corporation described in clause (a).  After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.  Not later than the effective date of any such appointment, the Company shall file notice thereof with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, subsequent to a Distribution Date, mail a notice thereof to the registered holders of the Right Certificates.  Failure to give any notice provided for in this Section 18, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

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SECTION 19.  Redemption. (a) At any time prior to a Distribution Date, the Board may, at its option, redeem all but not fewer than all of the then outstanding Rights at a redemption price of $0.000001 per Right, as such amount may be appropriately adjusted pursuant to Section 9(a)(i) (such redemption price being hereinafter referred to as the “Redemption Price”).  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  The Redemption Price shall be payable, at the option of the Company, in cash, shares of Common Stock, or such other form of consideration as the Board shall determine.

(b)  Immediately upon the action of the Board electing to redeem the Rights (or at such later time as the Board may establish for the effectiveness of such redemption) and without any further action and without any notice, the right to exercise the Rights will terminate and thereafter the only right of the holders of Rights shall be to receive the Redemption Price for each Right so held.  The Company shall promptly thereafter give notice of such redemption to the Rights Agent and the holders of the Rights in the manner set forth in Section 22; provided that the failure to give, or any defect in, such notice shall not affect the validity of such redemption.  Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.  Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

SECTION 20.  Exchange. (a) At any time on or after a Stock Acquisition Date, with respect to all or any part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 6(e) or which are not exercisable pursuant to Section 12), the Board may, at its option, exchange for each Right one one-millionth of a share of Preferred Stock, subject to adjustment pursuant to Section 9(a)(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).  The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.

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(b)  Immediately upon the effectiveness of the action of the Board to exchange any Rights pursuant to Section 20(a) (or at such later time as the Board may establish) and without any further action and without any notice, the right to exercise such Rights will terminate and thereafter the only right of a holder of such Rights shall be to receive that number of fractional shares of Preferred Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio.  The Company shall promptly thereafter give notice of such exchange to the Rights Agent and the holders of the Rights to be exchanged in the manner set forth in Section 22; provided that the failure to give, or any defect in, such notice shall not affect the validity of such exchange.  Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.  Each such notice of exchange will state the method by which the exchange of Rights for fractional shares of Preferred Stock will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged.  Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to Section 6(e) or which are not exercisable pursuant to Section 12) held by each holder of Rights.

(c)  In lieu of exchanging all or any part of the then outstanding and exercisable Rights for fractional shares of Preferred Stock in accordance with Section 20(a), the Board may, at its option, exchange any such Rights (which shall not include Rights that have become void pursuant to Section 6(e) or which are not exercisable pursuant to Section 12) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, as may be adjusted pursuant to Section 9(a)(i).

(d)  Prior to effecting an exchange pursuant to this Section 20, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”).  If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the fractional shares of Preferred Stock, or shares of Common Stock or other securities, if any, issuable pursuant to the exchange, and all Persons entitled to receive shares or other securities pursuant to the exchange shall be entitled to receive such shares or other securities (and any dividends or distributions made thereon after the date on which such shares or other securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.

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SECTION 21.  Notice of Proposed Actions and Certain Other Matters. (a)  If the Company proposes, at any time after a Distribution Date, (i) to pay any dividend payable in stock of any class or to make any other distribution (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company) to the holders of Preferred Stock, (ii) to offer to the holders of its Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Preferred Stock), (iv) to effect, or permit any Subsidiary to effect, any consolidation, merger or combination with any other Person, or to effect any sale or other transfer, in one transaction or a series of related transactions, of assets or earning power aggregating more than 50% of the assets or earning power of the Company and Subsidiaries, taken as a whole, or (v) to effect the liquidation, dissolution or winding-up of the Company, then, in each such case, the Company shall give to each holder of a Right, a notice of such proposed action specifying the record date for the purposes of any such dividend, distribution or offering of rights or warrants, or the date on which any such reclassification, consolidation, merger, combination, sale, transfer, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by Section 21(a)(i) or Section 21(a)(ii) above at least 20 days prior to the record date for determining holders of the Preferred Stock entitled to participate in such dividend, distribution or offering, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Preferred Stock, whichever shall be earlier.  The failure to give notice required by this Section or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.

(b)  The Company shall as soon as practicable after a Stock Acquisition Date give to each holder of a Right, in accordance with Section 22, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 9.

SECTION 22.  Notices.  Except as set forth below, all notices, requests and other communications to any party hereunder and to the holder of any Right shall be in writing unless otherwise expressly specified herein.  Notices or demands authorized by this Rights Plan to be given or made to or on the Company or (subject to Section 18) the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or registered or certified mail (postage prepaid) to the addresses set forth below (or such other address as such party specifies in writing to the other party):

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if to the Company, to:

Sterling Financial Corporation
111 N. Wall Street
Spokane, WA  99201
Attention:         Secretary
Telephone: (509) 458-3711
Facsimile: (509) 624-6233

if to the Rights Agent, to:

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
Plaza Level
New York, NY 10038
Attention: REORGANIZATION DEPARTMENT
Telephone: (800) 937-5449
Facsimile: (718) 234-5001

Except as otherwise expressly set forth in this Rights Plan, notices or demands authorized by this Rights Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate or any certificate representing Participating Securities is sufficiently given or made if sent by first class mail (postage prepaid) to each record holder of such Certificate or certificate at the address of such holder shown on the registry books of the Company.  Notwithstanding anything in this Rights Plan to the contrary, prior to a Distribution Date a public filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Rights Plan and no other notice need be given to such holders.

SECTION 23.  Supplements and Amendments.  At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Plan in any respect without the approval of any holders of Rights.  At any time after the occurrence of a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend this Rights Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than with respect to Rights Beneficially Owned by an Acquiring Person), (b) cause this Rights Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.  Upon the delivery of a certificate from the Chief Executive Officer, the Chairman of the Board, the Chief Operating Officer, any Executive Vice President, the Secretary or any Assistant Secretary of the Company stating that the proposed supplement or amendment is in compliance with the terms of this Rights Plan, the Rights Agent shall execute such supplement or amendment.

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SECTION 24.  Successors.  All the covenants and provisions of this Rights Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 25.  Determinations and Actions by the Board, etc.  The Board shall have the exclusive power and authority to administer this Rights Plan and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Rights Plan, including the right and power to (i) interpret the provisions of this Rights Plan and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Plan (including a determination to redeem or exchange or not to redeem or exchange the Rights or to amend the Rights Plan).  All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

SECTION 26.  Benefits of this Rights Plan.  Nothing in this Rights Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Participating Securities or Ownership Statements) any legal or equitable right, remedy or claim under this Rights Plan; but this Rights Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Participating Securities or Ownership Statements).

SECTION 27.  Severability.  If any term, provision, covenant or restriction of this Rights Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 28.  Governing Law.  This Rights Plan, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

SECTION 29.  Counterparts; Effectiveness.  This Rights Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Rights Plan to be duly executed by their respective authorized officers as of the day and year first above written.

STERLING FINANCIAL CORPORATION

By:	/s/ Daniel G. Byrne
Name:	Daniel G. Byrne
Title:	Executive Vice President, Assistant Secretary, and Principal Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President

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EXHIBIT A

FORM OF

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

STERLING FINANCIAL CORPORATION

(SERIES E PARTICIPATING CUMULATIVE PREFERRED STOCK)

Sterling Financial Corporation, a corporation organized and existing under the laws of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby certify:

FIRST: The name of the corporation is Sterling Financial Corporation.

SECOND:  The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the restated articles of incorporation, as amended, and bylaws of the Corporation and applicable law, adopted the following resolution on March 25, 2010, creating a series of Series E shares of Preferred Stock of the Corporation designated as “SERIES E PARTICIPATING CUMULATIVE PREFERRED STOCK”.

RESOLVED, that pursuant to the provisions of the restated articles of incorporation and the  bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.  Designation and Number of Shares.  The shares of such series shall be designated as “Series E Participating Cumulative Preferred Stock” (the “Series E Preferred Stock”), and the number of shares constituting such series shall be ten thousand (10,000).

Section 2.  Dividends and Distributions.  (a) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series E Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series E Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) the Multiplier Number (as defined below) times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, par value $1 per share, of the Corporation (the “Common Stock”) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series E Preferred Stock.  As used herein, the “Multiplier Number” shall be 1,000,000; provided that if, at any time after April 14, 2010, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of Series E Preferred Stock shall be in the same economic position as prior to such event.

(b)           The Corporation shall declare a dividend or distribution on the Series E Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than as described in Sections 2(a)(ii)(A) and 2(a)(ii)(B)); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series E Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series E Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series E Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series E Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series E Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series E Preferred Stock shall have the following voting rights:

(a)           Each share of Series E Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the Corporation.

(b)           Except as otherwise provided herein or by law, the holders of shares of Series E Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

(c)           (i) If at any time dividends on any Series E Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series E Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Series E Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

(ii)           During any default period, such voting right of the holders of Series E Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right.  At any meeting at which holders of Preferred Stock shall initially exercise such voting right, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series E Preferred Stock.

(iii)           Unless the holders of Preferred Stock shall have previously exercised their right to elect Directors during an existing default period, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, any Executive Vice President or the Secretary of the Corporation.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing such notice to him at the address of such holder shown on the registry books of the Corporation.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series.  Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iv)           In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant.  References in this Section 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)           Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)           The articles of incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series E Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately as a class.

(e)           Except as otherwise expressly provided herein or by applicable law, holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series E Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series E Preferred Stock shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series E Preferred Stock;

(ii)           declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series E Preferred Stock, except dividends paid ratably on the Series E Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series E Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series E Preferred Stock; or

(iv)           redeem, purchase or otherwise acquire for value any shares of Series E Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series E Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series E Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Series E Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the articles of incorporation of the Corporation or as otherwise permitted under Washington law.

Section 6.  Liquidation, Dissolution and Winding-up.  Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series E Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series E Preferred Stock, except distributions made ratably on the Series E Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

Section 7.  Consolidation, Merger, etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series E Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8.  No Redemption.  The Series E Preferred Stock shall not be redeemable.

Section 9.  Rank.  The Series E Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Stock as to such matters.  Without limiting the generality of the foregoing, the Series E Preferred Stock shall rank junior to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up.

Section 10.  Fractional Shares.  Series E Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series E Preferred Stock.

THIRD:  These Articles of Amendment to the Restated Articles of Incorporation, as amended, do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH:  These Articles of Amendment to the Restated Articles of Incorporation, as amended, were duly adopted by the Board of Directors of the Corporation on __________.

FIFTH:  No shareholder action was required.

SIXTH:  These Articles of Amendment are effective upon filing by the Secretary of State of Washington.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sterling Financial Corporation has caused these Articles of Amendment to be signed by __________, its __________, this ___ day of __________, 20__.

Sterling Financial Corporation

By:
Name:
Title:

EXHIBIT B

AS SET FORTH IN THE RIGHTS PLAN, RIGHTS ISSUED OR TRANSFERRED TO, OR BENEFICIALLY OWNED BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS PLAN), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.  AS SET FORTH IN THE RIGHTS PLAN, THE EXERCISE AND TRANSFER OF RIGHTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS.

SUMMARY OF CHANGES EFFECTED BY THE FIRST AMENDMENT AND RESTATEMENT

On December 8, 2010, Sterling Financial Corporation (the “Company”) entered into the First Amended and Restated Rights Plan (the “First Amendment and Restatement” and, as amended, the “Rights Plan”), between the Company and the Rights Agent (as defined therein).  The following describes the changes to the Original Rights Plan (as defined therein) effected by such First Amendment and Restatement.

Expiration Date
The Original Rights Plan, according to its terms, would expire upon the earliest of (i) the date that was forty months and one day after the date of the Original Rights Plan, (ii) the effective date of an amendment to the Company’s Articles of Incorporation, which amendment would prohibit certain transfers in the Company’s stock in order to preserve the value of the Company’s deferred tax assets for U.S. federal income tax purposes and (iii) the occurrence of certain other events.  The First Amendment and Restatement provides that the Rights Plan will expire on August 27, 2013 or earlier upon the occurrence of certain events as further described below.

The following pages describe the terms of the Rights Plan, as amended.

SUMMARY OF TERMS

STERLING FINANCIAL CORPORATION

SHAREHOLDER RIGHTS PLAN

Purpose
The purpose of the shareholder rights plan (“Rights Plan”) described in this summary of terms is to preserve the value of the certain deferred tax assets (“Tax Benefits”) of Sterling Financial Corporation (the “Company” or “Sterling”) for U.S. federal income tax purposes.

Form of Security
The Board of Directors of the Company (i) authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock outstanding at the close of business on April 15, 2010 (the “Record Date”) and authorized the issuance, upon the terms and subject to the conditions herein, of one Right (subject to adjustment) in respect of each share of Common Stock issued after the Record Date; and (ii) authorized the issuance, upon the terms and subject to the conditions herein, of a number of Rights (subject to adjustment), in respect of each share of any Sterling convertible preferred stock issued after the Record Date, that gives effect to the applicable conversion rate of such convertible preferred stock; each Right representing the right to purchase, upon the terms and subject to the conditions herein, one one-millionth (subject to adjustment) of a share of Preferred Stock (as defined below).

Exercise	Prior to a Distribution Date,1 the Rights are not exercisable.

1 Distribution Date means the earlier of:
●     the 10th business day after public announcement that any person or group has become an Acquiring Person; and
●     the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board of Directors of the Company.

After a Distribution Date, each Right is exercisable to purchase, for $3.50 (the “Purchase Price”), one one-millionth of a share of Preferred Stock of the Company (“Preferred Stock”).

Flip-In
If any person or group (an “Acquiring Person”) becomes a beneficial owner of 5% or more of the “Company Securities” (as defined in the Rights Plan) then outstanding (a “Threshold Holder”) (subject to certain exceptions described in the Rights Plan), then on a Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of millionths of a share of Preferred Stock of the Company having a market value of twice the Purchase Price; provided that (i) none of the U.S. Government, its instrumentalities or agencies and certain of its wholly-owned entities shall be an Acquiring Person; (ii) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (iii) no “Existing Holder” (as described in the Rights Plan) shall be an Acquiring Person so long as the applicable “Existing Holder” satisfies the applicable requirements set forth in the Rights Plan; (iv) no “Strategic Investor” (as described in the Rights Plan) shall be an Acquiring Person so long as the applicable “Strategic Investor” satisfies the applicable requirements set forth in the Rights Plan; (v) no person or group who or which has become a Threshold Holder as a result of a redemption by the Company shall be an Acquiring Person so long as such person or group satisfies the applicable requirements set forth in the Rights Plan; (vi) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a Threshold Holder shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Company Securities so that such Person is no longer a Threshold Holder; (vii) no person or group that has become a Threshold Holder shall be an Acquiring Person if the Board determines, in its sole discretion, that the attainment of such status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; and (viii) an acquisition by a person or group of at least a majority of the Company’s Common Stock made by that person or group as part of a “Qualified Offer” (as defined in the Rights Plan) shall not result in any person or group becoming an Acquiring Person.

Legal and Regulatory Matters
Rights are not exercisable to the extent that such exercise would contravene any applicable law or regulation or require any filing with, notice to or action by or in respect of any governmental or regulatory authority unless and until such filing, notice or action has been made, taken or obtained.  No Rights may be transferred unless such transfer complies with all applicable laws and regulations.

Exchange
At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company’s Common Stock), the Board may elect to exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one one-millionth of a share of Preferred Stock (or one share of Common Stock) per Right, subject to adjustment.

Redemption	The Board of Directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at a redemption price of $0.000001 per Right at any time prior to a Distribution Date.

Expiration
The Rights will expire on the earlier of (i) August 27, 2013 (the “Final Expiration Date”), unless a Stock Acquisition Date (as defined in the Plan) occurs fewer than 30 days prior to such date, in which case the Final Expiration Date shall be the date that is thirty (30) days after the Stock Acquisition Date, (ii) the time at which all Rights are redeemed or exchanged, (iii) the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward and (iv) a date prior to a Stock Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Rights Plan are no longer in the best interests of the Company and its shareholders.

Amendments
At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Plan without the approval of any holders of certificates representing shares of Company Securities.

After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than with respect to Rights beneficially owned by an Acquiring Person and certain affiliated persons), (b) cause this Rights Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.

Shareholder Rights	Rights holders have no rights as a shareholder of the Company, including the right to vote or to receive dividends.

Antidilution Provisions	The Rights Plan includes antidilution provisions designed to preserve the efficacy of the Rights.

A copy of the Rights Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A.  A copy of the Rights Plan is available free of charge from the Company.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, as amended from time to time, the complete terms of which are hereby incorporated by reference.

EXHIBIT C

[FORM OF RIGHT CERTIFICATE]

No. R -	[Number of] Rights

NOT EXERCISABLE AFTER THE EARLIER OF _____________, 20__ AND THE DATE ON WHICH THE RIGHTS EVIDENCED HEREBY ARE REDEEMED OR EXCHANGED BY THE COMPANY AS SET FORTH IN THE RIGHTS PLAN.  AS SET FORTH IN THE RIGHTS PLAN, RIGHTS ISSUED TO, OR BENEFICIALLY OWNED BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS PLAN), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.  AS SET FORTH IN THE RIGHTS PLAN, THE EXERCISE AND TRANSFER OF RIGHTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS.

RIGHT CERTIFICATE

STERLING FINANCIAL CORPORATION

This Right Certificate certifies that ______________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the holder (upon the terms and subject to the conditions set forth in the First Amended and Restated Rights Plan dated as of [•], 2010 (the “Rights Plan”) between Sterling Financial Corporation, a Washington corporation (the “Company”), and  American Stock Transfer & Trust Company, LLC (the “Rights Agent”)) to purchase from the Company, at any time after a Distribution Date and prior to the Expiration Date, one one-millionth of a fully paid, nonassessable share of Series E Participating Cumulative Preferred Stock (the “Preferred Stock”) of the Company at a purchase price of $3.50 per one one-millionth of a share (the “Purchase Price”), payable in lawful money of the United States of America, upon surrender of this Right Certificate, with the form of election to purchase and related certificate duly executed, and payment of the Purchase Price at an office of the Rights Agent designated for such purpose.

Terms used herein and not otherwise defined herein shall have the meanings given to them in the Rights Plan.

The number of Rights evidenced by this Right Certificate (and the number and kind of shares issuable upon exercise of each Right) and the Purchase Price set forth above are as of [•], 2010, and may have been or in the future be adjusted as a result of the occurrence of certain events, as more fully provided in the Rights Plan.

If the Rights evidenced by this Right Certificate are Beneficially Owned by an Acquiring Person after an Acquiring Person has become such, such Rights shall become null and void without any further action, and no holder hereof shall have any rights whatsoever with respect to such Rights.  If the Rights evidenced by this Right Certificate are beneficially owned by (a) a transferee of Rights Beneficially Owned by such Acquiring Person who (i) becomes a transferee after a Stock Acquisition Date or (ii) becomes a transferee prior to or concurrently with a Stock Acquisition Date and receives such Rights (A) with actual knowledge that the transferor is or was an Acquiring Person or (B) pursuant to either (I) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (II) a transfer which is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of these transfer restrictions, such Rights shall become null and void without any further action, and no holder hereof shall have any rights whatsoever with respect to such Rights.

No holder of the Rights evidenced by this Rights Certificate may exercise, and such Rights shall not be exercisable so long as they are held by such holder, such Rights to the extent that such exercise would contravene any applicable law or regulation or require any filing with, notice to or action by or in respect of any governmental or regulatory authority unless and until such filling, notice or action has been made, taken or obtained.  No Rights evidenced by this Rights Certificate may be transferred unless such transfer complies with all applicable laws and regulations (including with respect to the identity of the proposed transferee, the manner of transfer and any required filing with, notice to or action by or in respect of any governmental or regulatory authority).

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Plan.

At any time after a Distribution Date and prior to the Expiration Date, any Right Certificate or Certificates may, upon the terms and subject to the conditions set forth below in the Rights Plan, be transferred or exchanged for another Right Certificate or Certificates evidencing a like number of Rights as the Right Certificate or Certificates surrendered.  Any registered holder desiring to transfer or exchange any Right Certificate or Certificates shall surrender such Right Certificate or Certificates (with, in the case of a transfer, the form of assignment and certificate on the reverse side thereof duly executed) to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose.

Subject to the provisions of the Rights Plan, the Board of Directors of the Company may, at its option,

(a)           at any time on or prior to a Distribution Date redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, as may be adjusted pursuant to the Rights Plan; or

(b)           at any time after a Distribution Date exchange all or part of the then outstanding Rights (which shall not include Rights that have become void pursuant to Section 6(e)) for fractional shares of Preferred Stock at an exchange ratio of one millionth of a share of Preferred Stock per Right, as may be adjusted pursuant to the Rights Plan.  If the Rights shall be exchanged in part, the holder of this Right Certificate shall be entitled to receive upon surrender hereof another Right Certificate or Certificates for the number of whole Rights not exchanged.

The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock) upon the exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock).  In lieu of any such fractional shares of Preferred Stock, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised an amount in cash equal to the same fraction of the current market price of one one-millionth of a share of Preferred Stock.  If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Certificates for the number of whole Rights not exercised.

No holder of this Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company (including any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Plan), to receive dividends or subscription rights, or otherwise) until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Plan.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.
Dated as of _____________________, 20__

STERLING FINANCIAL CORPORATION

By:
Name:
Title:

[SEAL]

Attest:

Name:
Title:

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Rights Agent

By:
Name:
Title:

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed if the registered holder
desires to transfer the Right Certificate.)

FOR VALUE RECEIVED    _________________________________________________________________________________________

hereby sells, assigns and transfers unto    _____________________________________________________________________________

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ______________________ Attorney, to transfer the within Right Certificate on the books of the within named Company, with full power of substitution.

Dated: _____________________, 20__

Signature

Medallion Signature Guaranteed:

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1)           the Rights evidenced by this Right Certificate ___are ___are not Beneficially Owned by an Acquiring Person and ___are ___are not being assigned by or on behalf of a Person who is or was an Acquiring Person or an Associate of an Acquiring Person (as such terms are defined in the Rights Plan); and

(2)           after due inquiry and to the best knowledge of the undersigned, it ___did ___did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person or an Associate of an Acquiring Person.

Dated: __________, 20 __

Signature

The signatures to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if the registered holder desires to exercise Rights represented by the Right Certificate.)

To:           Sterling Financial Corporation

The undersigned hereby irrevocably elects to exercise ____________ Rights represented by this Right Certificate to purchase shares of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such securities be issued in the name of and delivered to:

Please insert social security or other identifying number    _________________________________________________________________

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security or other identifying number    _________________________________________________________________

(Please print name and address)

Dated: _____________________, 20__

Signature

Medallion Signature Guaranteed:

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1)           the Rights evidenced by this Right Certificate ___are ___are not Beneficially Owned by an Acquiring Person and ___are ___are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Associate of an Acquiring Person (as such terms are defined in the Rights Plan); and

(2)           after due inquiry and to the best knowledge of the undersigned, it ___did ___did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person or an Associate of an Acquiring Person.

Dated: __________, 20 __

Signature

The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash.,
Announces Extension of Rights Plan to Preserve Tax Assets

SPOKANE, Wash. — (BUSINESS WIRE) — December 9, 2010 — Sterling Financial Corporation (NASDAQ: STSA), (“Sterling”), the bank holding company of Sterling Savings Bank, today announced that it has entered into an amendment to its Shareholder Rights Plan designed to preserve substantial tax assets. The amendment extends the expiration of the Rights Plan until August 26, 2013.

Sterling's Board of Directors originally adopted the Rights Plan on April 14, 2010 and has concluded that extending the Rights Plan is in the best interests of Sterling and its shareholders. The plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  Sterling’s tax attributes include net operating losses, capital losses and certain built-in losses that it could utilize in certain circumstances to offset taxable income and reduce its federal income tax liability.

Sterling’s ability to use its tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if Sterling’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Sterling by more than 50 percentage points over a rolling three-year period. Five-percent shareholders do not include certain institutional holders, such as mutual fund companies, that hold Sterling equity securities on behalf of several individual mutual funds where no single fund owns 5 percent or more of Sterling equity securities.  The Rights Plan is designed to discourage such an ownership change.

Additional information regarding the tax benefit preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A/A that Sterling Financial Corporation is filing with the Securities and Exchange Commission.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank. The bank is state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Sept. 30, 2010, Sterling Financial Corporation had assets of $10.03 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Sterling Savings Bank ranked “Highest Customer Satisfaction with Retail Banking in the Northwest Region” in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study.℠ Sterling Savings Bank received the highest numerical score among retail banks in the Northwest region in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. The study was based on 47,673 total responses measuring 6 providers in the Northwest Region (OR, WA) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media contact:
Cara L. Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investor contact:
Daniel G. Byrne, 509-458-3711
or
David Brukardt, 509-863-5423